                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    MUELLER INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                            MUELLER INDUSTRIES, INC.
                              2959 NORTH ROCK ROAD
                             WICHITA, KANSAS 67226
                           TELEPHONE: (316) 636-6300
                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                            STOCKHOLDERS TO BE HELD
                                  MAY 9, 1995
                            ------------------------

To the Stockholders of
Mueller Industries, Inc.

    The Annual Meeting of Stockholders of Mueller Industries, Inc. (the "Company"), will be held at the Wichita Marriott, 9100 Corporate Hills Drive, Wichita, Kansas 67207 on Tuesday, May 9, 1995, at 10:00 A.M. local time, for the following purposes:

    1. To elect five directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for May 10, 1996) or until his successor is elected and qualified;

    2. To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent public accountants, as auditors of the Company for the year ending December 30, 1995; and

    3. To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

    Only stockholders of record at the close of business on March 13, 1995, will be entitled to notice of and vote at the Meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company's corporate headquarters at 2959 North Rock Road, Wichita, Kansas 67226. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF- ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          William H. Hensley
                                          CORPORATE SECRETARY

March 17, 1995

                                PROXY STATEMENT
                            MUELLER INDUSTRIES, INC.
                              2959 NORTH ROCK ROAD
                             WICHITA, KANSAS 67226
                           TELEPHONE: (316) 636-6300

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the Wichita Marriott, 9100 Corporate Hills Drive, Wichita, Kansas 67207, on Tuesday, May 9, 1995, at 10:00 A.M. local time, or at any adjournment(s) thereof.

    This Proxy Statement, together with the Company's Annual Report for the fiscal year ended December 31, 1994, is first being mailed on or about March 17, 1995.

    When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder's directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted in favor of the proposals set forth thereon and for the nominees named herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly coming before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Meeting, or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Meeting. The election inspectors will also determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. Additional solicitation of proxies of brokers, banks, nominees and institutional investors will be made by Continental Stock Transfer & Trust Company at a cost to the Company of approximately $2,500 plus out-of-pocket expenses.

                               VOTING SECURITIES

    The Company had 8,642,732 outstanding shares of common stock, $.01 par value per share ("Common Stock"), at the close of business on March 13, 1995, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common

Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 13, 1995, will be entitled to notice of, and to vote at, the Annual Meeting. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting for the election of Directors.

                             PRINCIPAL STOCKHOLDERS

    As of March 7, 1995, the following parties were known by the Company to be the "beneficial owner" of more than five percent of the Common Stock:

                                                          SHARES
                NAME AND ADDRESS OF                    BENEFICIALLY       PERCENT OF
                 BENEFICIAL OWNER                          OWNED            CLASS
- ---------------------------------------------------  -----------------  --------------
Edward C. Johnson 3d                                      906,600(1)        10.49%
FMR Corp.
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

Harvey L. Karp                                            906,000(2)         9.49%(2)
c/o Mueller Industries, Inc.
2959 North Rock Road
Wichita, KS 67226

- ---------
(1) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 906,600 shares of Common Stock as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Fidelity Funds"). The ownership of one investment company, Fidelity Magellan Fund, amounted to 732,300 shares or 8.47% of the Common Stock outstanding on March 7, 1995. These shares are included in the 906,600 shares of Common Stock reported above. Fidelity Magellan Fund's principal business office is the same as FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of shares owned directly by the Fidelity Funds, which power resides with the Fidelity Fund's Boards of Directors. Fidelity carries out the voting of shares under written guidelines established by the Fidelity Fund's Boards of Trustees. Edward
      C. Johnson 3d and Abigail P. Johnson each own 24.9% of the outstanding voting common stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. Various Johnson family members, together with various trusts for the benefit of Johnson family members, through their ownership of voting common stock and the execution of a family shareholders' voting agreement, form a controlling group with respect to FMR Corp. This information is based on a Schedule 13G, dated February 13, 1995, jointly made by FMR Corp., Edward C. Johnson 3d, Fidelity and Fidelity Magellan Fund.

(2) Includes 900,000 shares of Common Stock that Mr. Karp has the right to acquire pursuant to the exercise of options.

                             ELECTION OF DIRECTORS

    The Board of Directors proposes to elect the following five persons at the Annual Meeting to serve (subject to the Company's Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for May 10, 1996), or until the election and qualification of their successors: Harvey L. Karp, Allan Mactier, William D. O'Hagan, Robert J. Pasquarelli and Robert B. Hodes. If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

                   OWNERSHIP OF COMMON STOCK BY DIRECTORS AND
                OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

    The following table sets forth, as of March 7, 1995, information about the shares of Common Stock (calculated based on 8,642,732 shares outstanding) beneficially owned by each of the Company's current directors, nominees for director and named executive officers. Unless otherwise indicated, all directors and nominees for director and named executive officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth their current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

                                                     COMMON STOCK
                                                     BENEFICIALLY
                                                      OWNED AS OF     PERCENT
      PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.         MARCH 7, 1995   OF CLASS
- ---------------------------------------------------  -------------  -----------
Harvey L. Karp.....................................       906,000          9.49%
    Chairman of the Board of Directors since
    October 8, 1991; Director since August 1991;
    Director of New Jersey Steel Corporation; age
    67 (1)
Allan Mactier......................................       105,900          1.23%
    Director of the Company since December 1990;
    age 72 (2)
William D. O'Hagan.................................        50,675      *
    Chief Executive Officer of the Company since
    January 1, 1994; Chief Operating Officer of the
    Company since June 22, 1992; President of the
    Company since December 1, 1992; Director of the
    Company since January 1993; age 53 (3)
Robert J. Pasquarelli..............................           670      *
    Director of the Company since July 1991;
    Director of New Jersey Steel Corporation; age
    49 (4)
Robert B. Hodes....................................         5,500      *
    Director of the Company since February 10,
    1995; Director of W.R. Berkley Corporation,
    Crystal Oil Company, Global Telecommunications,
    Ltd., Loral Corporation and Space
    Systems/Loral, Inc.; age 69 (5)
Earl W. Bunkers....................................        10,870      *
    Executive Vice President and Chief Financial
    Officer of the Company since August 28, 1991;
    age 61 (6)

                                                     COMMON STOCK
                                                     BENEFICIALLY
                                                      OWNED AS OF     PERCENT
      PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.         MARCH 7, 1995   OF CLASS
- ---------------------------------------------------  -------------  -----------
John B. Hansen.....................................         7,075      *
    Vice President and General Manager--Fittings
    Division of the Company since November 4, 1993;
    age 48 (7)
William H. Hensley.................................        27,524      *
    Vice President and General Counsel of the
    Company since December 16, 1991; Secretary of
    the Company since January 30, 1992; age 44 (8)
Harvey Clements....................................         9,375      *
    Vice President and General Manager--Tube
    Division of the Company since November 4, 1993;
    age 51 (9)
Richard G. Miller..................................           200      *
    Vice President and Chief Information Officer of
    the Company since November 10, 1994, age 42
    (10)
Lee Nyman..........................................         3,700      *
    Vice President--Manufacturing/Management
    Engineering of the Company since July 7, 1993;
    age 42 (11)
James H. Rourke....................................        11,563      *
    Vice President and General Manager--Industrial
    Division of the Company since November 4, 1993;
    age 46 (12)
Roy C. Harris......................................         5,460      *
    Corporate Controller of the Company since April
    1, 1992; age 52 (13)
Kent A. McKee......................................        12,030      *
    Treasurer of the Company since November 8, 1991
    and Assistant Secretary of the Company since
    August 28, 1991; age 34 (14)
Executive Officers and Directors as a Group........     1,156,542         12.02%**

- ---------

*    Less than 1%

** Includes 979,353 shares of Common Stock which are subject to stock options held by officers of the Company that are currently exercisable or exercisable within sixty days.

 (1) Mr. Karp has served (i) as Chief Executive Officer of the Company from October 31, 1991 to December 31, 1993, (ii) as acting Chief Executive Officer of the Company from October 8, 1991 to October 30, 1991, and (iii) as Co-Chairman of the Board of Directors of the Company from August 28, 1991 to October 7, 1991. For more than five years prior to October 8, 1991, Mr. Karp was self-employed in managing his private investment portfolio. The number of shares of Common Stock beneficially owned by Mr. Karp includes 900,000 shares of Common Stock which are subject to currently exercisable stock options.

 (2) Mr. Mactier is currently self-employed in managing his private investment portfolio and has been engaged in that capacity for more than the last five years. The number of shares of Common Stock owned by Mr. Mactier (i) includes 500 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 4,500 shares of Common Stock owned by trusts of which Mr. Mactier is trustee.

 (3) Mr.  O'Hagan has  served as  Vice President  and General  Manager of NIBCO,
     Inc., a pipe valve and fittings manufacturer, for more than five years prior to June 1992. The number of shares of Common Stock beneficially owned by Mr. O'Hagan includes 50,000 shares of Common Stock which are subject to currently exercisable stock options.

 (4) Mr. Pasquarelli  has  served as  Director,  President and  Chief  Executive
     Officer of New Jersey Steel Corporation, a New Jersey based steel maker, for more than the last five years. The number of shares of Common Stock owned by Mr. Pasquarelli includes 500 shares of Common Stock which are subject to currently exercisable stock options.

 (5) Mr. Hodes has been a senior partner and Co-Chairman in the New York law firm of Willkie Farr & Gallagher for more than the past five years. The number of shares of Common Stock owned by Mr. Hodes includes 1,000 shares of Common Stock owned by a trust of which Mr. Hodes is trustee.

 (6) Mr. Bunkers has served (i) as Treasurer of the Company from August 28, 1991
     to   November  8,  1991,   (ii)  without  title   as  the  chief  financial
     representative of  Mueller  Brass Company  in  Port Huron,  Michigan,  from
     December  28, 1990 to August 28, 1991, (iii) as Vice President--Finance and
     Administration and Chief Financial Officer  for Mueller Brass Company  from
     January  1, 1990 to  December 28, 1990, (iv)  as Vice President--Finance of
     J.I. Case Company, an agricultural and construction equipment company owned
     by  Tenneco,  Inc.,  from  July  1988  to  June  1989,  and  (v)  as   Vice
     President-Finance  and Chief  Financial Officer  of J.I.  Case Company from
     August 1984 to June 1988. The number of shares of Common Stock owned by Mr.
     Bunkers includes 700 shares of Common Stock which are subject to  currently exercisable stock options.

 (7) Mr.  Hansen has  served (i) as  Vice President--Sales and  Marketing of the
     Company  from  May   11,  1993   to  November   4,  1993,   (ii)  as   Vice
     President--Sales  of the Company from September 1992 to May 11, 1993, (iii)
     as Vice President and  General Manager, Copper Fittings  of NIBCO, Inc.,  a
     pipe  valve and fittings manufacturer, from January 1992 to September 1992, and (iv) as Vice President--Marketing, Residential Products of NIBCO, Inc.,
     from September 1988 to December 1991. The number of shares of Common  Stock beneficially  owned by  Mr. Hansen  includes 6,700  shares of  Common Stock which are subject to currently exercisable stock options.

 (8) Mr. Hensley  has  served  as Vice  President--Legal,  General  Counsel  and
     Secretary for Learjet, Inc. (or its predecessor corporate entities), an aircraft manufacturing firm, from February, 1988 to December 13, 1991. The number of shares of Common Stock beneficially owned by Mr. Hensley includes
     2,200 shares of Common Stock which are subject to currently exercisable stock options.

 (9) Mr. Clements has served (i) as Plant Manager at the Company's factory in Fulton, Mississippi from December 1990 to November 1993, and (ii) as Plant
     Manager at the Company's factory in Hartsville, Tennessee for more than five years prior to December 1990. The number of shares of Common Stock beneficially owned by Mr. Clements includes 3,700 shares of Common Stock which are subject to currently exercisable stock options.

(10) Mr. Miller has served as chief information officer from October 31, 1994 to November 10, 1994. Prior to April 1994, he served as (i) Corporate Staff
     Vice President, Sonoco Products Company, a

     paper and packaging company,  from January 1992 to  April 1994, (ii)  Staff
     Vice  President-- Corporate Controller at  Sonoco Products Company from May
     1990 to January 1992,  and (iii) Group  General Manager--Finance at  Sonoco
     Products Company from May 1986 to May 1990.

(11) Mr. Nyman has served as Senior Associate of Booz Allen & Hamilton, a management consulting organization, from August 1992 to July 5, 1993. Prior thereto, he served for more than four years as a partner at Ingersoll
     Engineers, Inc., a management consulting firm. The number of shares of Common Stock beneficially owned by Mr. Nyman includes 3,700 shares of Common Stock which are subject to currently exercisable stock options.

(12) Mr.  Rourke has  served (i) as  Vice President  General Manager, Industrial
     Products for Mueller Brass  Co. in Port Huron,  Michigan, from May 1989  to
     November  1993,  and (ii)  as  Operations Manager--Engineered  Products for
     Mueller Brass Co. from  August 1987 to  May 1989. The  number of shares  of
     Common Stock beneficially owned by Mr. Rourke includes 5,428 shares of Common Stock which are subject to currently exercisable stock options.

(13) Mr. Harris has served (i) as Corporate Controller, Brenco Incorporated, a roller bearing manufacturer, from July 1991 to March 31, 1992, and (ii) as Corporate Controller, Mueller Brass Co. in Port Huron, Michigan, from
     February 1989 to June 1991. The number of shares of Common Stock beneficially owned by Mr. Harris includes 1,800 shares of Common Stock which are subject to stock options that are currently exercisable or exercisable within sixty days.

(14) Mr. McKee has served (i) as Treasurer of the Company from February 13, 1991 to August 28, 1991, (ii) as Secretary of the Company from December 28, 1990 to May 13, 1991, (iii) without title to Wexfield Management Corporation,  a management  company, from November 1990 to  March 17, 1991, (iv) as manager
     of   corporate   accounting   for   Consolidated   Freightways,   Inc.,   a
     transportation  service  company  where he  was  primarily  responsible for financial reporting,  from August  1989 through  October 1990,  and (v)  as
     Senior  Manager involved in  audit services at KPMG  Peat Marwick, a public accounting firm, from January  1982 to July 1989.  The number of shares  of
     Common  Stock  beneficially owned  by Mr.  McKee  includes 4,125  shares of
     Common Stock which are subject to currently exercisable stock options.

    During 1994, the Board of Directors held four meetings and took action three times by unanimous written consent. The Board of Directors established a standing Audit Committee and a Compensation Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of Directors created two committees (the "Plan Committees") to be responsible for administering the Company's 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of Directors created two committees (the "Option Plan Committees") to be responsible or administering the Company's 1994 Stock Option Plan and the Company's 1994 Non-Employee Director Stock Option Plan. During 1994, each of the directors attended 75% or more of the meetings of the Board and the meetings of the committees on which they served.

    The Audit Committee is composed of three directors who are not officers or employees of the Company: Robert Hodes, Allan Mactier and Robert Pasquarelli. During 1994, the Audit Committee held one meeting. The Audit Committee (i) makes recommendations to the Board regarding the appointment of the Company's independent accountants, (ii) reviews and approves any major change in the Company's accounting policy, (iii) reviews the scope and results of the independent audit,

(iv) reviews and approves the scope of the non-audit services performed by the Company's independent accountants and considers the possible effect on the independence of the accountants, (v) reviews the effectiveness of the Company's internal audit procedures and personnel, (vi) reviews the Company's policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments, and
(vii) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

    The Compensation Committee is composed of two directors who are not officers or employees of the Company: Robert Pasquarelli and Allan Mactier. These same directors also serve as members of the Plan Committees and Option Plan Committees. The Compensation Committee (i) reviews management compensation standards and practices and (ii) makes such recommendations to the Board of Directors as it deems appropriate. During 1994, the Compensation Committee held one meeting; the Plan Committees and the Option Committee did not meet.

    The Nominating Committee is composed of two directors who are not officers or employees of the Company: Allan Mactier and Robert Hodes. The Nominating Committee makes recommendations to the Board regarding director candidates and criteria for Board membership. During 1994, the Nominating Committee held two meetings. The Nominating Committee does not consider individuals nominated by stockholders for election to the Board. However, under the Company's By-laws, nominations for the election of directors may be made by a qualifying stockholder, but only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company at 2959 North Rock Road, Wichita, Kansas 67226 not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than sixty days, in which case different deadlines apply), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, provided that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Securities Exchange Act of 1934, including such person's written consent to be named in the proxy statement as a nominee and serving as a director if elected;
(b) as to any other business that the stockholder desired to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of Common Stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

    During 1994, Directors of the Company who are not employed by the Company received an annual fee for serving on the Company's Board of Directors of $25,000, plus a fee of $1,000 per Board and $750 per Audit, Nominating or Compensation Committee meeting attended by such Director, plus reimbursement for such Director's expenses incurred in connection with any such Board or Committee meeting, except no Committee meeting fees were paid for meetings held in conjunction with a Board of Directors meeting. In addition, the Chairman of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500.

    Under the Company's 1994 Non-Employee Director Stock Option Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company is automatically granted each year on the date of the Company's Annual Meeting of Stockholders, without further action by the Board, an option to purchase 500 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date the option is granted. As of March 7, 1995, options to purchase 1,000 shares of the Company's Common Stock were outstanding.

BOARD OF DIRECTORS' AFFILIATIONS

    Mr. Hodes is a member of the law firm of Willkie Farr & Gallagher, which provided services to the Company during 1994.

                             EXECUTIVE COMPENSATION

    The following table summarizes the annual and long-term compensation for services in all capacities for the Company for the fiscal years 1994, 1993 and 1992, of those persons who were, at December 31, 1994, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                                     ALL OTHER
                                                                                                                   COMPENSATION
                                                                                                                   -------------
                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION                     ------------------------
                               --------------------------------------------------------                 PAYOUTS
                                                                            OTHER        SECURITIES    LONG-TERM
     NAME AND PRINCIPAL                                                     ANNUAL       UNDERLYING    INCENTIVE
          POSITION                 YEAR        SALARY        BONUS     COMPENSATION(1)   OPTIONS (#)    PAYOUTS
- -----------------------------  ------------  -----------  -----------  ----------------  -----------  -----------
Harvey L. Karp                      1994     $   550,152  $   412,614
Chairman of the                     1993     $   480,000  $   344,506
Board                               1992     $   480,076  $   360,000                       400,000
William D. O'Hagan                  1994     $   375,152  $   262,606                         1,125
President and Chief                 1993     $   225,000  $   150,249    $    113,355        50,675
Executive Officer                   1992(2)  $   116,868  $   120,400                       100,000
Earl W. Bunkers                     1994     $   167,652  $   100,591                         8,001
Executive Vice                      1993     $  $150,000  $    93,691                           450
President and Chief                 1992     $   140,076  $    35,000                        15,420
Financial Officer
William H. Hensley                  1994     $   155,152  $    93,091                         7,690
Vice President,                     1993     $   140,000  $    87,691                           420
General Counsel and                 1992     $   130,076  $    32,500                        20,390
Secretary
John B. Hansen                      1994     $   147,499  $    88,496                         7,935
Vice President and                  1993     $   131,154  $    81,483                           375
General Manager--                   1992(2)  $    37,981  $    38,000    $     39,372        15,000
Fittings Division

- ---------
(1) Perquisites and other personal benefits received by each Named Officer in 1994 aggregated below the required disclosure threshold.

(2)   Messrs. O'Hagan and Hansen joined the Company in mid-1992.

                                 OPTION GRANTS

    Shown below is further information on options granted during the fiscal year ended December 31, 1994, to the Named Officers which were reflected in the Summary Compensation Table on page 9.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF      % OF TOTAL                                                 ASSUMED ANNUAL RATES OF
                            SECURITIES       OPTIONS                                                  STOCK PRICE APPRECIATION
                            UNDERLYING      GRANTED TO    EXERCISE OR  MARKET PRICE                        FOR OPTION TERM
                              OPTIONS      EMPLOYEES IN   BASE PRICE    ON DATE OF    EXPIRATION   -------------------------------
NAME                        GRANTED (#)    FISCAL YEAR      ($/SH)     GRANT ($/SH)      DATE       0% ($)     5% ($)     10% ($)
- -------------------------  -------------  --------------  -----------  -------------  -----------  ---------  ---------  ---------
Harvey L. Karp...........       --            --             --            --             --          --         --         --
William D. O'Hagan.......        1,125           0.98   % $ 24.969   (1) $    29.375    06/30/95       4,957      6,609      8,261
Earl W. Bunkers..........        3,500           3.04   % $ 35.75    (2) $    35.75     12/30/99      --         42,543     96,542
Earl W. Bunkers..........        4,000           3.47   % $ 29.0625  (3) $    29.0625   12/06/04      --         73,095    185,273
Earl W. Bunkers..........          501           0.43   % $ 24.969   (1) $    29.375    06/30/95       2,207      2,943      3,679
William H. Hensley.......        3,500           3.04   % $ 35.75    (2) $    35.75     12/30/99      --         42,543     96,542
William H. Hensley.......        4,000           3.47   % $ 29.0625  (3) $    29.0625   12/06/04      --         73,095    185,273
William H. Hensley.......          190           0.16   % $ 24.969   (1) $    29.375    06/30/95         837      1,116      1,395
John B. Hansen...........        3,500           3.04   % $ 35.75    (2) $    35.75     12/30/99      --         42,543     96,542
John B. Hansen...........        4,000           3.47   % $ 29.0625  (3) $    29.0625   12/06/04      --         73,095    185,273
John B. Hansen...........          435           0.38   % $ 24.969   (1) $    29.375    06/30/95       1,917      2,556      3,194

- ------------
(1) Under the Company's 1991 Employee Stock Purchase Plan, the Company offered eligible employees (generally all full-time employees) an option to purchase up to three shares of Common Stock for each $1,000 of base compensation. The option price is the lower of (i) 85% of the price of the Common Stock on the offering date, or (ii) 85% of the fair value of the Common Stock on the last day of the one-year offering period. The exercise or base price per share set forth in the table is 85% of $29.375, which was the closing price of the Common Stock on July 1, 1994, the offering date. The assumed stock price appreciation is based off the price of the Common Stock on July 1, 1994. If the closing price of the Common Stock on June 30, 1995, the last day of the offering period, is less than $29.375, the option will be 85% of that lower market price.

(2) These options vest ratably over a five year term, with the first 20% vesting on December 30, 1994. These options were granted under the Company's 1991 Incentive Stock Option Plan.

(3) These options vest ratably over a five year term, with the first 20% vesting on December 6, 1995. These options were granted under the Company's 1994 Stock Option Plan.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 31, 1994

                                                                              NUMBER OF
                                                                              SECURITIES
                                                                              UNDERLYING      VALUE OF UNEXERCISED
                                                                             UNEXERCISED      IN-THE-MONEY OPTIONS
                                                                               OPTIONS             AT DEC. 31,
                                                                           AT DEC. 31, 1994        1994($)(*)
                                                                          ------------------  ---------------------
                                           SHARES ACQUIRED      VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                       ON EXERCISE(#)    REALIZED($)    UNEXERCISABLE         UNEXERCISABLE
- ----------------------------------------  -----------------  -----------  ------------------  ---------------------
Harvey L. Karp..........................                                           900,000/0           19,462,500/0
William D. O'Hagan......................            675           2,949       40,000/111,125        635,000/958,019
Earl W. Bunkers.........................          3,450          85,216             0/17,001              0/201,458
William H. Hensley......................          5,420         134,375         5,000/12,690        113,125/117,307
John B. Hansen..........................            375           1,638         6,000/16,935         96,750/150,509

- ---------
* Represents the difference between the closing price of the Company's Common Stock on the last trading day prior to December 31, 1994 and the exercise price of the options.

The Company did not award any executive officer any stock appreciation rights during 1994, nor was any award made under any long-term incentive plan. The Company does not have any defined benefit or actuarial plan covering the Chief Executive Officer or the Named Officers.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Effective as of October 1, 1991, the Company entered into an employment agreement (the "Karp Employment Agreement") with Harvey L. Karp. The Karp Employment Agreement is subject to automatic extension for additional one year periods as of December 31 for each succeeding year, unless either party gives written notice of its intention not to extend the term of the Karp Employment Agreement. The Karp Employment Agreement provides for him to serve as Chairman of the Board of Directors of the Company. Effective January 1, 1994, the Karp Employment Agreement was amended to (i) increase Mr. Karp's annual base salary to $550,000, (ii) change Mr. Karp's discretionary cash incentive bonus for fiscal 1993 so as to make it based on a percentage of base salary at least equal to the percentage bonus that will be payable to senior management under the Company's 1993 bonus program, and (iii) make Mr. Karp's discretionary cash incentive bonus for future years consistent with the executive bonus program which the Company establishes for other key employees. The Company also agreed in the amendment to pay Mr. Karp six months severance pay if the Company elects not to extend his employment under the Karp Employment Agreement.

    The Karp Employment Agreement also provides for an option (the "Inducement Option") to acquire 500,000 shares of Common Stock at $8.25 per share. The Inducement Option is exercisable until one year after termination of Mr. Karp's employment with the Company under the Karp Employment Agreement, unless Mr.
Karp's employment is terminated for Cause (as defined in the Karp Employment Agreement), in which case the Inducement Option shall only remain exercisable for a period of 30 days following Mr. Karp's receipt of written notice from the Company specifying the basis for Cause. Effective January 1, 1994, Mr. Karp's existing option agreements for 900,000 shares of Common Stock were amended to provide that Mr. Karp may exercise his options from time to time by paying cash or, at Mr. Karp's option, executing a promissory note (the "Karp Note") in favor of the Company, containing the following terms: (i) the Karp Note would be secured by stock, which could not otherwise be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Mr. Karp so long as the Karp Note was outstanding, provided that Mr. Karp would be free to sell any or all such shares so long as he paid down the Karp Note in an amount equal to the option price times the number of shares sold; (ii) the Karp Note would be due in three years from the date of exercise of the option; (iii) interest would be payable quarterly; (iv) the interest rate would be fixed at the higher of (x) the three year treasury rate in effect when the options were exercised, and (y) the rate at which the Company is then able to borrow funds having a three year term; and (v) the Karp Note would be prepayable, at any time, in whole or in part without penalty. The Company also agreed that, at its cost, it would file a Registration Statement on Form S-8 (or its equivalent) relating to Mr. Karp's existing options.

    Effective as of January 1, 1994, the Company entered into a new employment agreement (the "O'Hagan Employment Agreement") with William D. O'Hagan. The O'Hagan Employment Agreement expires on December 31, 1996. The O'Hagan Employment Agreement provides for him to serve as President and Chief Executive Officer of the Company at an annual base salary for the first year of $375,000, with increases in the base salary in future years to be determined in good faith by the Company. The O'Hagan Employment Agreement also provides for (i) a discretionary cash incentive bonus for fiscal 1993 based on a percentage of base salary at least equal to the percentage bonus that will be payable to senior management under the Company's 1993 bonus program, (ii) discretionary cash incentive bonuses in future years consistent with the executive bonus program which the Company establishes for other key executives, and (iii) an option to acquire 50,000 shares of Common Stock pursuant to the Company's 1991 Incentive Stock Option Plan. Vesting of the options would occur ratably over a five year term, with the first 20% vesting on January 1, 1995, except that if the Company does not enter into a new employment agreement with Mr. O'Hagan prior to September 30, 1996, all remaining unvested options would become immediately exercisable on that date. Mr. O'Hagan's options could be exercised by cash or, at Mr. O'Hagan's option, a note. The terms of the note are identical to the Karp Note, which are detailed in the preceding paragraph. The Company also agreed that, at its cost, it would file a Registration Statement on Form S-8 (or its equivalent) relating to Mr. O'Hagan's existing options to acquire 100,000 shares of Common Stock. During the employment term, Mr. O'Hagan can only be terminated for Cause (as defined in the O'Hagan Employment Agreement).

    Effective as of November 26, 1991, the Company entered into an employment agreement (the "Hensley Employment Agreement") with William H. Hensley. The Hensley Employment Agreement provides for him to serve as Vice President and General Counsel of the Company for a term ending on December 31, 1993 at an annual base salary of $130,000 together with a one time bonus of $15,000 upon execution of the Hensley Employment Agreement and guaranteed bonuses of $20,000 for calendar year 1992 and $30,000 for calendar year 1993. The Hensley Employment Agreement also provided for the grant of options to acquire 20,000 shares of Common Stock pursuant to the Company's 1991 Incentive Stock Option Plan. The Hensley Employment Agreement also provided for severance payments and accelerated vesting of options if the Company did not offer to extend Mr. Hensley's employment. Effective as of July 23, 1993, the Hensley Employment Agreement was amended to extend the term to December 31, 1995, and to delete the provisions relating to guaranteed bonuses or severance payments.

    The Company does not have any other employment agreements with Named Executive Officers. Except as set forth above, the Company has no compensatory plan or arrangement with respect to any Named Executive Officer which would result in severance or change-in-control payments in excess of $100,000.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, approves the compensation plans and specific compensation levels for executive officers, and sets the salary and bonus for the Chairman and the Chief Executive Officer. The 1991 Incentive Stock Option Plan and the 1994 Stock Option Plan are managed by separate committees. The Compensation Committee and these committees are each composed of the same two independent non-employee directors who have no interlocking relationships as defined by the SEC.

    The base compensation of the Chairman and the Chief Executive Officer are governed by the terms of employment agreements. In November 1993, the Company entered into revised employment agreements with Messrs. Karp and O'Hagan. See "Employment Contracts and Termination of Employment Agreements." Effective January 1, 1994, Mr. Karp's base pay was increased by $70,000 to $550,000 and Mr. O'Hagan's base pay was increased by $150,000 to $375,000. Mr. Karp's base pay was adjusted in order to retain his services on a full time basis. In addition, the fact that he had not been granted an increase in base pay since October 1991 was considered by the Compensation Committee. Mr. O'Hagan's base pay was adjusted upward to reflect his new position as Chief Executive Officer of the Company effective January 1, 1994, and the Compensation Committee's determination of his increased importance to the Company.

    Mr. Karp and Mr. O'Hagan were awarded bonuses in 1994 in the amount of 75% and 70%, respectively, of their gross wages, excluding bonuses for 1993 which were paid in 1994, and certain other miscellaneous items. These bonus percentages were higher than the maximum 60% bonuses paid to other Named Officers under the Company's 1994 bonus program, which bonus percentage was established as the minimum under the Karp Employment Agreement and the O'Hagan Employment Agreement. The Compensation Committee recommended a higher percentage be used for calculating Mr. Karp's bonus based on the Committee's assessment of his ability to enhance the long-term value of the Company as demonstrated since he became Chairman in October of 1991. The Compensation Committee recommended a higher percentage be used for calculating Mr. O'Hagan's bonus because of the leadership demonstrated by Mr. O'Hagan during his first year as Chief Executive Officer and because the Committee felt that Mr. O'Hagan's participation in, and championing of, the ongoing major capital improvement projects being undertaken by the Company was and would be integral to their successful implementation. Increases in base compensation to other officers during 1994 averaged five percent and were based on recommendations from Messrs. Karp and O'Hagan. In making this decision, the Compensation Committee considered these recommendations, as well as the Company's performance, earnings for the first nine months, and the handling of the Company's major capital expenditure programs. Bonuses to officers other than Messrs. Karp and O'Hagan for 1994 were 60% or less of gross wages, excluding bonuses for 1993 which were paid in 1994, and certain other miscellaneous items. These bonuses were the maximum percentages for such officers as set forth in the Company's 1994 bonus program, which were paid as a result of the Company's having exceeded targeted income for fiscal 1994. The Named Officers other than Messrs. Karp and O'Hagan each received bonuses equal to 60% of adjusted gross wages.

    On December 30, 1993, the Company granted options to acquire an aggregate of 24,000 shares of Common Stock to its executive officers (including options to acquire 3,500 shares to each of the Named Officers other than Messrs. Karp and O'Hagan) and on December 6, 1994, the Company granted options to acquire an aggregate of 33,000 shares of Common Stock to its executive officers (including options to acquire 4,000 shares to each of the Named Officers other than Messrs. Karp and O'Hagan), in each case based on recommendations by Messrs. Karp and O'Hagan which were approved by the Compensation Committee. In addition, in 1994 options to acquire an aggregate of 5,000 shares of Common Stock were given in connection with the hiring of a new corporate officer. When granting options to executive officers, the Compensation Committee evaluated the total number of shares available, the number of options previously granted to such officers, Company and individual performance, and the individual's level of responsibility in the organization. No specific corporate or individual performance factors were used, however. No incentive options were granted to either Messrs. Karp or O'Hagan. No additional incentive options were granted to Mr. Karp due to his existing options. No additional incentive options were granted to Mr. O'Hagan due to his having been granted an additional option to acquire 50,000 shares of the Common Stock in late 1993. The Compensation Committee believes that issuance of stock options are an integral part of the executive compensation program which motivates executives to practice long-term strategic management. The granting of options encourages key employees to align their long-range interests with those of stockholders by accomplishing longer-term corporate goals.

    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation of the Chief Executive Officer and four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Company's executive officers receive annual cash compensation in excess of the maximum deductible amount. In addition, the Company's Compensation Committee is comprised of "outside" directors and the Company's 1994 Stock Option Plan has been structured so as to qualify as "performance-based" compensation which is excluded from the determination of the annual maximum deductible amount. If, because of competitive factors, individual performance or changes in tax provisions, the Compensation Committee should determine that it is appropriate to pay one or more executive officers compensation in excess of the annual maximum deductible amount, the Compensation Committee would expect to recommend such compensation.

ALLAN MACTIER                                              ROBERT J. PASQUARELLI

                          CORPORATE PERFORMANCE GRAPH

    The following table compares total shareholder return since February 27, 1991 to the Dow Jones Equity Market Index ("Equity Market Index") and the Dow Jones Building Material Index ("Building Material Index"). Total return values for the Equity Market Index, the Building Material Index and the Company were calculated based on cumulative total return values assuming reinvestment of dividends. On April 17, 1987, Sharon Steel Corporation ("Sharon") filed a voluntary petition for relief under Chapter 11 of the United States Code (the "Bankruptcy Code"). On December 28, 1990, a Reorganization Plan was consummated. Upon Consummation of the Reorganization Plan, the separate existence of Sharon ceased and Mueller Industries, Inc. became a successor to Sharon for purposes of the Bankruptcy Code, and assumed the reporting obligations of Sharon under
Section 12 of the Securities Exchange Act of 1934. The Company's Common Stock first traded on the New York Stock Exchange under the symbol MLI on a "when issued" basis on February 27, 1991. Therefore, five year data on the Company is unavailable.

                COMPARISON OF FOUR YEAR CUMULATIVE TOTAL RETURN

              AMONG MUELLER INDUSTRIES, INC., DOW JONES EQUITY MARKET
                  INDEX AND DOW JONES BUILDING MATERIAL INDEX
                  FISCAL YEAR ENDING LAST SATURDAY IN DECEMBER

                                     [GRAPH]

                                                                   02/27/91     12/28/91     12/26/92     12/25/93     12/31/94
                                                                  -----------  -----------  -----------  -----------  -----------
Mueller Industries, Inc.........................................         100           76          203          310          275
Dow Jones Equity Market Index...................................         100          115          129          140          141
Dow Jones Building Material Index...............................         100          108          140          170          138

                           CERTAIN RELATIONSHIPS AND
                          TRANSACTIONS WITH MANAGEMENT

    On June 3, 1994, the Company purchased 924,875 shares of its Common Stock, for an aggregate purchase price of approximately $25.9 million, from the Quantum Fund N.V. Prior to that transaction, Quantum Fund N.V. owned more than five percent (5%) of the Common Stock of the Company.

                            APPOINTMENT OF AUDITORS

    Ernst & Young LLP ("E & Y") has, upon the recommendation of the Company's Audit Committee, been selected and appointed by the Board of Directors to audit and certify the Company's financial statements for the year ending December 30, 1995, subject to ratification by the Company's stockholders. If the appointment of E & Y is not ratified by a plurality of the votes cast at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1995 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. It is expected that representatives of E & Y will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1996 ANNUAL MEETING

    It is presently anticipated that the 1996 Annual Meeting will be held on or about May 10, 1996. In order for a stockholder proposal to be included in the Company's proxy materials for the 1996 Annual Meeting, it must be received by the Secretary of the Company no later than November 13, 1995. It is urged that any such proposal be sent by certified mail, return receipt requested. If the date of the 1996 Annual Meeting is changed to a date more than 30 days earlier or later than May 10, 1996, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials.

                          OTHER MATTERS TO COME BEFORE
                                  THE MEETING

    If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

                               OTHER INFORMATION

    Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1994 all filing requirements applicable to its officers, directors and ten percent shareholders were complied with.

    Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year 1994 that accompanies this Proxy Statement. These financial statements are also on file with the Securities and Exchange Commission, 450 Fifth Avenue, N.W., Washington, D.C. 20549 and with the New York Stock Exchange.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR 1994 (EXCLUDING EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO:
WILLIAM H. HENSLEY, SECRETARY, MUELLER INDUSTRIES, INC., 2959 NORTH ROCK ROAD, WICHITA, KANSAS 67226.

                                            By order of the Board of Directors

                                                    William H. Hensley
                                                   Corporate Secretary

March 17, 1995

                            MUELLER INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 9, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                               / / I plan to attend the meeting.

1. Election of Directors.                  / / FOR all nominees                       / / WITHHOLD AUTHORITY
                                             (except as indicated to the contrary)      to vote for all nominees.
                                           Nominees: Robert B. Hodes, Harvey L. Karp, Allan Mactier, William D. O'Hagan and
                                           Robert J. Pasquarelli.
                                           (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                                            -----------------------------------------------------------------------------------

2. Approve the appointment of Ernst &
   Young LLP as auditors of the Company.   / / FOR                  / / AGAINST                  / / ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEM 2.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                                     (CONTINUED ON REVERSE SIDE)

                            MUELLER INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 9, 1995

    The undersigned hereby appoints Earl W. Bunkers and William H. Hensley, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 9, 1995, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion upon any other matter that may properly come before said meeting.

                                              Dated: _____________________, 1995

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                              Please sign exactly as your name
                                              appears to the left. When shares
                                              are held jointly, each shareholder
                                              named should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, you should so
                                              indicate when signing. If a
                                              corporation, please sign in full
                                              corporate name by duly authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.